AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED
MANAGEMENT SERVICES AGREEMENT

AMONG

MACQUARIE INFRASTRUCTURE COMPANY LLC,
MACQUARIE INFRASTRUCTURE COMPANY INC.,
MACQUARIE YORKSHIRE LLC,
SOUTH EAST WATER LLC,
COMMUNICATIONS INFRASTRUCTURE LLC

AND

MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.

Dated as of February 7, 2008

This AMENDMENT NO. 1 (the “Amendment”) to the AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT, dated as of June 22, 2007 and effective as of June 25, 2007 (the “Original Agreement”), is entered into as of February 7, 2008 by and among Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “Company”), Macquarie Infrastructure Company Inc., a Delaware corporation, Macquarie Yorkshire LLC, a Delaware limited liability company, South East Water LLC, a Delaware limited liability company, Communications Infrastructure LLC, a Delaware limited liability company (each a “Managed Subsidiary” and, together with any directly owned Subsidiary of the Company as from time to time may exist and that has executed a counterpart of the Original Agreement in accordance with Section 2.3 thereof, collectively, the “Managed Subsidiaries”), and Macquarie Infrastructure Management (USA) Inc., a Delaware corporation (the “Manager”). Individually, each party hereto shall be referred to as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Original Agreement.

WHEREAS, the Parties previously entered into the Original Agreement, whereby the Company and the Managed Subsidiaries agreed to appoint the Manager to manage their business and affairs as therein described, and the Manager agreed to act as Manager on the terms and subject to the conditions set forth therein; and

WHEREAS, the Parties desire to amend the Original Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the Parties hereto agree as follows:

Section 1.1 Amendments to Original Agreement. Section 10.1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

Section 10.1 Resignation by the Manager. i) The Manager may resign from its appointment as Manager and terminate this Agreement upon 90 days’ written notice to the Company. If the Manager resigns pursuant to this Section 10.1(a), until the date on which the resignation becomes effective, the Manager will, upon request of the Board of Directors of the Company, use reasonable efforts to assist the Board of Directors of the Company to find replacement management.

(a) If there is a Delisting Event, then

(i) unless otherwise approved in writing by the Manager: (A) any proceeds from the sale, lease or exchange of the assets of the Company or any of its Subsidiaries, subsequent to the Delisting Event, in one or more transactions, which in aggregate exceeded 15% of the value of the Company (as calculated by multiplying the price per LLC Interest stated in clause (i) of the definition of Termination Fee by the aggregate number of LLC Interests issued and outstanding, other than those held in treasury, on the date of the Delisting Event) shall be reinvested in new assets of the Company (other than cash or cash equivalents) within six months of the date on which the aggregate proceeds from such transaction or transactions exceeded 15% of the value of the Company;

(B)  neither the Company nor any of its Subsidiaries shall incur any new indebtedness or engage in any transactions with the Members of the Company or Affiliates of Members of the Company; and

(C) the Macquarie Group shall no longer have any obligation to provide investment opportunities to the Company pursuant to the Priority Protocol on Schedule 1 hereto, which Priority Protocol shall terminate immediately;

provided, however, that notwithstanding anything contained in Section 10.1(b)(i) to the contrary, if a Delisting Event has occurred and either an event of default has occurred in respect of any indebtedness of the Company or any of its Subsidiaries or the holder or holders of such indebtedness are in the process of restructuring or "working out" such indebtedness, then in no event shall the Manager take, or fail to take, any action pursuant to Section 10.1(b)(i) that would limit or impede any sale, lease, exchange or other disposition of assets of the Company or any of its Subsidiaries required by the terms of such indebtedness to repay such indebtedness;

and

(ii)  the Manager shall, as soon as practicable, provide a proposal for an alternate method to calculate fees to act as Manager on substantially similar terms as set forth in this Agreement to the Board of Directors for approval, which approval shall not be unreasonably withheld or delayed; or

(iii) the Manager may elect to resign from its appointment as Manager and terminate this Agreement upon 30 days’ written notice to the Company and be paid the Termination Fee within 45 days of such notice.

Section 1.2 Applicable Law. This Amendment shall be construed in accordance with the laws of the State of New York.

Section 1.3 Effective Date. This Amendment shall become effective as of the date first written above (the “Effective Date”) upon receipt by the Company of counterparts of this Amendment duly executed by the Company, the Managed Subsidiaries and the Manager.

Section 1.4 Miscellaneous. From and after the Effective Date of this Amendment, each reference in the Original Agreement to “this Agreement”, “hereof”, “hereunder”, or words of like import in any and all agreements, instruments, documents, notes, certificates and other writings of any kind and nature shall be deemed to refer to the Original Agreement as amended by this Amendment. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. The headings in this Amendment are for purposes of reference only and shall not limit or otherwise effect the meaning hereof.

IN WITNESS WHEREOF, the Company, the Managed Subsidiaries and the Manager have caused this Amendment No. 1 to the Management Services Agreement to be executed as of the day and year first above written.

MACQUARIE INFRASTRUCTURE COMPANY LLC		MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.

By:	/s/ Peter Stokes	By:	/s/ Alan Stephen Peet
	Name: Peter Stokes		Name: Alan Stephen Peet
	Title: Chief Executive Officer		Title: Vice President

MACQUARIE INFRASTRUCTURE COMPANY INC. (d/b/a Macquarie Infrastructure Company (US))

By:	/s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer

MACQUARIE YORKSHIRE LLC

By:	Macquarie Infrastructure Company LLC, as
Managing Member of Macquarie Yorkshire LLC

By:	/s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer

SOUTH EAST WATER LLC

By:	Macquarie Infrastructure Company LLC, as
Managing Member of South East Water LLC

By:	/s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer

COMMUNICATIONS INFRASTRUCTURE LLC

By:	Macquarie Infrastructure Company LLC, as
Managing Member of Communications Infrastructure LLC

By:	/s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer